Exhibit 10.1
HEALTHCARE REALTY TRUST INCORPORATED
2010 Restricted Stock Implementation for Non-Employee Directors
1. Purpose of the Restricted Stock Implementation. This 2010 Restricted Stock Implementation for Non-Employee Directors (the “Implementation”) of Healthcare Realty Trust Incorporated (the “Company”) is being adopted pursuant to the Company’s 2007 Employees Stock Incentive Plan, as amended (the “Plan”). The purpose of the Implementation is to pay a part of the compensation of the persons serving as members of the Company’s Board of Directors (the “Board”) who are not employees of the Company or any subsidiary of the Company (each a “Director”) through grants of restricted shares of the Company’s common stock, $0.01 par value per share, thereby enhancing the Company’s ability to attract and retain qualified Directors and provide them, as shareholders, with a proprietary interest in the long-term success of the Company. Under the Plan, non-employee directors are “Eligible Persons” who may be designated by the Compensation Committee to receive Awards.
2. Definitions; Gender and Number.
     2.1 Definitions.
     Whenever used herein, the following terms shall have the respective meanings set forth below:
     “Act” means the Securities Exchange Act of 1934, as amended.
     “Cause” shall mean willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company.
     “Directors” means those persons serving as members of the Board who are not employees of the Company or any subsidiary of the Company.
     “Extended Restricted Period” means the vesting period applicable to a Participant’s Award pursuant to the Participant’s deferral election.
     “Implementation” means this 2010 Restricted Stock Implementation for Non-Employee Directors.
     “Restricted Period” means the period specified in writing by the Committee with respect to an Award, or if the Committee does not specify such a period in writing, the period beginning on the date of the grant of shares under the Implementation and ending on the earlier of: (a) the date three years after the date of the grant; (b) the date on which a Change in Control of the Company occurs; or (c) the date immediately prior to the date on which the Director’s service as a director terminates by reason of: (i) his death or Disability; (ii) his retirement pursuant to the mandatory retirement policy of the Board; (iii) his not being nominated by the Board for election by shareholders; (iv) his being nominated for election but not being elected by shareholders; or (v) the merger or consolidation of the Company in which it is not the surviving entity.
     “Vested” means that Common Stock previously granted to a Director has become nonforfeitable.

     2.2. Other Defined Terms. Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.
     2.3. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
3. Participation; Administration.
     3.1. Participation. The class of non-employee directors of the Company who are eligible to be Participants shall be as determined by action of the Committee and as may be amended from time to time.
     3.2. Administration. The Implementation is administered by the Committee pursuant to the Plan.
     Any action or recommendation by the Committee will be based on a majority of those members verbally expressing their vote at a meeting of the Committee, at a telephonic meeting of the Committee, or in writing without a meeting. Individuals serving as Committee members or Board members will not be liable in any way to any Director or his designated beneficiaries as a result of decisions rendered in the proper administration of the Implementation.
4. Restricted Stock Grants. Shares of Common Stock issued pursuant to Awards under the Implementation shall be issued pursuant to the authorization provided in Article 3 of the Plan. Accordingly, each share of Common Stock issued pursuant to the Implementation shall be deducted from the number of shares authorized under Article 3 of the Plan, subject to such adjustments provided for in the Plan.
5. Miscellaneous Provisions.
     5.1. Election as Director. Nothing in the Implementation or any grants hereunder shall be deemed to give any Director the right to be nominated or elected as a director by the shareholders of the Company, and no provision of the Implementation or the granting of shares of Common Stock under the Implementation shall be deemed to affect the right of shareholders to remove Directors or the right of the Company or its shareholders to seek judicial removal or Directors.
     5.2. Amendments. The Committee may from time to time amend, modify or terminate the Implementation, provided that no such action shall adversely affect the shares of Common Stock previously granted pursuant to the Implementation. The action taken by the Committee shall be final and binding unless shareholder approval is required to meet the requirements of Rule 16b-3 of the Act.
     5.3. Code Section 409A. To the extent Awards are granted pursuant to the Implementation are deemed to be “deferred compensation” under Section 409A of the Code, the provisions of this Implementation are intended to comply with Code Section 409A and the regulations thereunder. Notwithstanding any provision of the Implementation to the contrary, a Participant’s rights with respect to deferred compensation shall be subject to Code Section 409A and the regulations thereunder, and nothing in the Implementation shall be construed to the contrary. Should a court or other body of competent jurisdiction determine that any provision of the Implementation fails to comply with the requirements of Code Section 409A and the regulations thereunder, such provision shall be modified to the extent necessary, if possible, to avoid the taxation of any deferred compensation before the end of the Restricted Period or Extended Restricted Period as determined herein, and all other provisions of the Implementation shall be deemed valid and enforceable to the extent possible.
     5.4. Survival. The Implementation shall continue in effect as long as the Plan is in effect or until terminated by the Committee.
     5.5. Awards. Except as expressly provided in this Implementation, Awards shall be governed by and subject to the terms and provisions of the Plan.

     SIGNED this 4th day of May, 2010, effective as of the dates set forth herein.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF HEALTHCARE REALTY TRUST INCORPORATED
By:	/s/ Edwin B. Morris III
Edwin B. Morris III, Chairman of the
Compensation Committee